Exhibit 99

IMPORTANT NOTICE

To:	Directors and Executive Officers of ALLETE, Inc.

From:	Bethany M. Owen
Senior Vice President, Chief Legal & Administrative Officer, and Corporate Secretary

Date:	October 3, 2018

Re:	Notice of Temporary Suspension of Transactions by Directors and Executive Officers in Equity or Derivative Securities of ALLETE, Inc.
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As required by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR, ALLETE, Inc. (“ALLETE”) is providing you this notice to inform you of an upcoming “blackout period” for participant transactions under the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan (the “RSOP”) and the imposition, in connection with the RSOP blackout period, of a temporary suspension of transactions by directors and executive officers in equity or derivative securities of ALLETE outside of the RSOP during the RSOP blackout period.
ALLETE is transferring administration of the RSOP to Great-West Life & Annuity Insurance Company (d/b/a “Empower Retirement”) effective November 1, 2018. This transfer will require that a blackout period be imposed on participants in the RSOP, which will begin at 3:00 p.m., Central time, on October 25, 2018, and which is expected to end during the week of November 18, 2018. During the RSOP blackout period, participants in the RSOP will be temporarily unable to make a withdrawal, obtain a distribution, obtain a loan, or change investment options under the RSOP.
Under the Sarbanes-Oxley Act of 2002 and Regulation BTR, directors and executive officers of ALLETE are also generally prohibited from engaging in transactions outside of the RSOP involving ALLETE equity securities, including derivatives based on ALLETE stock, while RSOP participants are subject to the blackout period. This temporary suspension for directors and executive officers is described below.
1. Duration of the Temporary Suspension for Directors and Executive Officers. The RSOP blackout period and the temporary suspension for directors and executive officers will begin at 3:00 p.m., Central time, on October 25, 2018, and is expected to end during the week of November 18, 2018. Please note that this temporary suspension for directors and executive officers is separate from (but coincides in part with) the quarterly earnings blackout imposed on you under ALLETE’s Purchase and Sale of Company Securities Policy. ALLETE has the right to extend the RSOP blackout period if ALLETE or Empower Retirement needs additional time to complete the transfer of services for the RSOP although ALLETE does not anticipate that this will be necessary. If ALLETE extends the RSOP blackout period, that would result in an extension of the temporary suspension for directors and executive officers. ALLETE will notify you if that occurs.
2. Transactions Prohibited During the Temporary Suspension. During the temporary suspension, you are generally prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity or derivative security of ALLETE if you acquire or previously acquired such security in connection with your service as a director of ALLETE or employment as an executive officer of ALLETE. Transactions prohibited include, but are not limited to, purchases and sales of equity and derivative securities. These prohibitions also apply to members of your immediate family who share your household and any entities that you may be deemed to, directly or indirectly, share beneficial ownership with (such as a trust, family partnership or similar entity).
Certain transactions are exempt from the temporary suspension for directors and executive officers. For example, purchases and sales under Rule 10b5-1(c) trading plans are permitted (so long as you do not make or modify your election during the temporary suspension or when you are aware of the dates of the temporary suspension). The temporary suspension also does not apply to any acquisition or disposition of equity or derivative securities involving bona fide gifts or transfers by will or the laws of descent and distribution.
3. Securities Covered by the Temporary Suspension. As noted above, the temporary suspension for directors and executive officers covers equity and derivative securities you acquired or may acquire “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities you acquired under a compensatory plan or contract (such as under a restricted stock unit award) as a director or executive officer, securities acquired while serving as a director or executive officer to satisfy ALLETE’s minimum ownership requirements for directors or executive officers, or securities you acquired as a direct or indirect inducement to service as a director or to employment as an executive officer.

If you have any questions regarding the RSOP blackout period or the temporary suspension for directors and executive officers, including obtaining, without charge, the actual ending date, please contact me at (218) 355-3231, or at ALLETE, Inc., Attention: Bethany M. Owen, Senior Vice President, Chief Legal & Administrative Officer, and Corporate Secretary, 30 West Superior Street, Duluth, Minnesota 55802.